EXHIBIT 99.1

Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

Bohemian Beverage Co.

614 Norfolk Avenue.

Virginia Beach, VA 23451

Attention: Josh Canada

April 19, 2021

Dear Josh:

Re:     Letter of Intent Between Green Hygienics Holdings Inc. and Bohemian Beverage Co.

This will advance our recent discussions respecting the purchase and sale of 100% of the assets or operating business of Bohemian Beverage Co. (“The Company”) by Green Hygienics Holdings Inc. (“Green Hygienics”).

Bohemian Beverage Co. has developed a portfolio of more than 20 unique beverage brands including CBD infused teas, ginger ale, beers, ciders, cocktails etc. directly distributed and sold through their own subsidiary storefront. The company was the first brewery, cidery in the state. They then became the first brewery, cidery and distillery in the state. And then became the first brewery, cidery, distillery and manufacturer of CBD beverages in the state of Virginia. Bohemian Beverage Co. holds:

Back Bay Brewing Co. was founded in 2011 by Virginia Beach native, Josh Canada, and a few other friends who share a deep connection to Back Bay National Wildlife Refuge and the active outdoor culture of Virginia Beach.

https://backbaybrewingco.com

Six years after opening the brewery, a new opportunity was presented to the team to open a second location, which is now known as Back Bay’s Farmhouse Brewing Co. This 1912 Farmhouse is still owned by the same family today and sits on 8.6 acres of land in the heart of Kemspville, VA. It has grown to be known as Hampton Roads most unique brewery and cidery.

https://farmhousebrewingva.com

The intention is for the company to expand operations to include the construction of a larger bottling facility ”The Grove Brewery”, combined with a farmers market on a five acre land parcel on Portsmouth Boulevard in Chesapeake, Virginia. (Addendum “B”)

Boehmian Beverage Co. plans to continue to expand its brand portfolio, establish sales and distribution in the Eastern US and then introduce products to the Western US and abroad.

The purpose of this letter (this “Letter”) is to set forth certain nonbinding understandings among Green Hygienics and The Company, as of the date shown above (the “Effective Date”), with respect to the above transaction by Green Hygienics on the terms set forth below.

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

1. Basic Transaction

Green Hygienics would acquire, through wholly owned subsidiary, The Company as an operating business entity. The acquisition is contingent upon Green Hygienics and The Company negotiating satisfactory terms and conditions for a purchase and sale.

The parties intend that the closing of the proposed transaction would occur on or before dates as indicated below for each Equity or Asset acquisition (the “Closing”).

2. Terms

a)	Price for 100% of the Equity or of the Assets will be USD $15,000,000.

b)	USD $2,500,000 will be paid to the stakeholders by way of 1,000,000 Restricted Common Shares in the publicly traded entity Green Hygienics Holdings Inc. These shares have a hold period of six months and will be valued at two dollars and fifty cents ($2.50) each.

USD $5,000,000 will be paid to the stakeholders by way of cash.

Up to USD $7,500,000 will be paid in advances towards the construction of a larger bottling facility, ”The Grove Brewery”, combined with a farmers market on a five acre land parcel on Portsmouth Boulevard in Chesapeake, Virginia.

c)	Closing Date shall be set for on or before 60 days from the execution of a Definitive Agreement which will be completed within 45 days from the date of execution of this Letter of Intent.

d)	A New Entity, Inc. may be formed as a wholly owned subsidiary of Green Hygienics to hold the Assets and for the operation of the business on an ongoing basis.

e)	Both Parties will proceed under the terms of the Letter of Intent in good faith and on a commercially reasonable efforts basis.

3. Due Diligence

Green Hygienics has commenced, and intends to continue, its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of The Company, including financial, marketing, employee, legal, regulatory and environmental matters.

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

4. Proposed Form of Agreement

Green Hygienics and The Company intend to promptly begin negotiating in order to reach a written Definitive Agreement, containing comprehensive representations, warranties, indemnities, conditions and agreements The Company, including, without limitation, representations by The Company regarding the ownership of The Company’s principal assets, including its intellectual property, and the continuity of any key licensed technologies for a reasonable period of time. The representations and warranties regarding intellectual property would survive for a term of five years and the remaining representations and warranties would survive for a period of two years. The execution of the Definitive Agreement by Green Hygienics and The Company and their respective obligations to close the transaction shall be subject to approval by the respective boards of directors of Green Hygienics and The Company.

5. Conditions to Proposed Transaction

The parties do not intend to be bound to the Nonbinding Provisions or any provisions covering the same subject matter until the execution and delivery of the Definitive Agreement, which, if successfully negotiated, would provide that the proposed transaction would be subject to customary terms and conditions, including, but not limited to, the following:

i.	receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties, if necessary;

ii.	absence of any material adverse change in The Company's business, financial condition, prospects, assets or operations since the end of the last month preceding the date of the Definitive Agreement;

iii.	absence of pending or threatened litigation regarding the Definitive Agreement or the transactions to be contemplated thereby; and

iv.	delivery of closing certificates and other documentation.

Upon execution by The Company of this Letter or counterparts thereof, subject to 2(i) above, the following lettered paragraphs of this Letter (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement between Green Hygienics and The Company (in recognition of the significant costs to be borne by Green Hygienics and The Company in pursuing this proposed transaction and further, and in consideration of their mutual undertakings as to the matters described herein). Either party has the right to terminate this LOI upon notice to the other party.

A. Access

The Company shall provide to Green Hygienics complete access to The Company’s facilities to view any of the Assets.

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

B. Exclusive Dealing

For a period of 90 days from the signing of this Letter, The Company shall not, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of The Company, substantially all of the shares of its capital stock, or substantially all of its assets or business, whether through direct purchase, merger, consolidation or other business combination and whether through disposing, licensing or transferring the rights to substantially all of The Company’s assets to a third party (collectively, an “Alternative Transaction”), except for The Company’s sales team, customer pipeline, and hemp product inventory. The Company will immediately notify Green Hygienics regarding any contact between The Company or its Representatives and any other person regarding any such offer or proposal or any related inquiry. Notwithstanding anything to the contrary contained herein, if Green Hygienics or The Company terminates the Binding Provisions, the exclusive dealing provisions shall be terminated and The Company shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

C. Disclosure

Except as and to the extent required by law, without the prior written consent of the other party, neither Green Hygienics nor The Company shall, and each shall direct its shareholders or Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

D. Governing Law; Jurisdiction; Venue

This Letter shall be governed by and construed under the laws of the State of California without regard to principles of conflict of laws.

Please sign and date this Letter in the space provided below to confirm your understanding of the terms of the Nonbinding Provisions and to confirm the mutual binding agreements set forth in the Binding Provisions and return a signed copy to the undersigned.

Very truly yours,

GREEN HYGIENICS HOLDINGS INC.

By:	/s/ Ron Loudoun
Name:	Ron Loudoun
Title:	CEO

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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Green Hygienics Holdings Inc.

13795 Blaisdell Place, Suite 202 Poway, CA 92064

Acknowledged and agreed as to
this 19 day of April 2021:

BOHEMIAN BEVERAGE CO.

By:	/s/ Joshua Canada
Name:	Joshua Canada
Title:	CEO

ADDENDUM “A”

BRAND PORTFOLIO

•	Back Bay Founded 2011

•	Farmhouse Founded 2018

•	Crunchy Hydration Founded 2019

•	Bohemian Spirits - Launching May 2021

•	Brewcha Hard Kombucha - Launching June 2021

•	Nidra Adaptogenic CBD Sleep Beverage Launching July 2021

•	Dirty South CBD Infused Iced Tea Launching August 2021

•	Sake Seltzer Launching September 2021

•	Refuge Non Alcoholic Beer Launching Fall 2021

Green Hygienics Holdings Inc.	13795 Blaisdell Place, Suite 202	T 1.855.802.0299
Trading Symbol - OTCQB GRYN	Poway, CA USA 92064	www.greenhygienicsholdings.com

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